UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ACORDA THERAPEUTICS, INC.

420 Saw Mill River Road, Ardsley, New York 10502

July 6, 2020

Dear Fellow Shareholder:

You are cordially invited to attend the Special Meeting of Stockholders of Acorda Therapeutics, Inc., which will be held at our principal executive office located at 420 Saw Mill River Road, Ardsley, New York 10502, commencing at 9:00 a.m., local time, on July 31, 2020. We are asking you to approve two amendments to our Amended and Restated Certificate of Incorporation that were proposed for approval at our 2020 Annual Meeting of Stockholders on June 15, 2020.

•

The first of these proposals is to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 to 370,000,000. The purpose of this amendment is to fulfill our existing obligation to the holders of our outstanding convertible notes to have sufficient authorized shares of our common stock to potentially issue in connection with the conversion of and/or payment of interest on such notes and to provide a sufficient number of authorized shares for possible future corporate finance, business development, equity compensation and other corporate purposes.

•

The second of these proposals enables our Board of Directors to approve, if it so determines within one year following the Special Meeting, a reverse stock split at a ratio of any whole number up to 1-for-20, which, if implemented, would result in a proportionate reduction in the number of shares of our common stock that are outstanding and that are authorized for issuance. The purpose of this proposal is to provide our Board of Directors with authority to effect a reverse stock split if needed to maintain our listing on the Nasdaq Global Market. A reverse stock split, if implemented, would apply equally to all outstanding shares of our common stock. Accordingly, each shareholder would hold the same percentage of common stock outstanding immediately following a reverse stock split as that shareholder held immediately prior to a reverse stock split, except for adjustments that may result from the treatment of fractional shares.

•

In addition to these proposals, you are being asked to approve one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the preceding proposals at the time of the Special Meeting, or in the absence of a quorum.

Although the first two proposals were voted upon at our 2020 Annual Meeting of Stockholders, subsequent to the meeting, it has come to our attention that there was an issue on these proposals regarding whether brokers were permitted to vote shares for which the account holder had not provided voting instructions. Our Board of Directors has concluded that it is appropriate to resubmit the proposals for shareholder approval in order to clarify the effect that uninstructed shares (i.e., shares held in a brokerage account for which the account holder does not provide voting instructions) will have on these proposals and to ensure that the voice of our shareholders is heard on these matters.

We intend to commence distribution of the Proxy Statement for the Special Meeting on or about July 6, 2020. You are strongly encouraged to carefully review the Proxy Statement. Whether or not you plan to attend the Special Meeting, we urge you to vote your shares as soon as possible by signing, dating and mailing the proxy card in the envelope provided, or alternatively, by voting online or by telephone as described in the enclosed materials, in order to ensure that your shares will be represented at the Special Meeting. If you attend the Special Meeting and wish to change your proxy vote, you may do so by voting in person at the Special Meeting.

We look forward to receiving your input.

Sincerely,

Ron Cohen, M.D.
President and Chief Executive Officer

ACORDA THERAPEUTICS, INC.

420 Saw Mill River Road, Ardsley, New York 10502

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m., local time, on July 31, 2020
Place:	420 Saw Mill River Road, Ardsley, New York 10502
COVID-19 Contingencies:

We are actively monitoring developments related to the global pandemic of novel coronavirus (COVID-19) as well as protocols that U.S. federal, state and local governments may impose to reduce the risk of transmission. In the event that we determine it is not possible or advisable to hold the Special Meeting at the date, time and/or location disclosed in the proxy statement, we will announce alternative arrangements for the meeting in a press release. Our press releases can be accessed on our corporate website free of charge at www.acorda.com, under the “News and Events” and then “Press Releases” captions. We will also post any updated information on our website under the “Investors” and then “Investor Events” captions. If you plan to attend the Special Meeting in person, please check for our disclosure of this information prior to the currently-scheduled time and date for the Special Meeting.

Items of Business:	(1)

To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 to 370,000,000. We refer to this proposal in the proxy statement as the “Authorized Common Stock Increase Proposal.”

(2)

To approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock by a ratio of any whole number in the range of 1-for-2 to 1-for-20, and a corresponding reduction in the number of authorized shares of our common stock, with such ratio to be determined in the discretion of our Board of Directors and with such action to be effected at such time and date, if at all, as determined by our Board of Directors within one year after the conclusion of the Special Meeting. We refer to this proposal in the proxy statement as the “Reverse Stock Split Proposal.”

(3)

To approve one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve either of Proposal One or Two at the time of the Special Meeting or in the absence of a quorum. We refer to this proposal in the proxy statement as the “Adjournment Proposal.”

Adjournments and Postponements:

Any action on the items of business described above may be considered at the Special Meeting at the time and on the date specified above or at any time and date to which the Special Meeting of Stockholders (the “Special Meeting”) may be properly adjourned or postponed.

Record Date:	You are entitled to vote only if you were a shareholder of Acorda Therapeutics as of the close of business on June 29, 2020.

Meeting Admission:

You are entitled to attend the Special Meeting only if you were an Acorda Therapeutics shareholder as of the close of business on the record date or hold a valid proxy for the Special Meeting. You will need to present a valid government-issued or other acceptable photo identification for admittance. If you are not a shareholder of record but hold shares through a broker, trustee or other nominee (i.e., in street name), you will need to provide proof of beneficial ownership as of the record date, such as your most recent account statement dated as of or prior to June 29, 2020, a copy of the voting instruction form provided by your broker, trustee or other nominee, or other similar evidence of ownership. If, upon request, you do not provide photo identification or provide the other materials described above, you will not be admitted to the Special Meeting. In recognition of the serious and adverse effect of the COVID-19 global pandemic, we will require attendees to comply with health and safety protocols endorsed by the Centers for Disease Control and Prevention, which will include recommended social distancing and personal protective equipment, such as face masks, as well as any applicable state or local government requirements which may be imposed. Cameras, recording devices and other similar electronic devices will not be permitted at the meeting.

Voting:

Your vote is very important. Whether or not you plan to attend the Special Meeting, we strongly encourage you to read the proxy statement and submit your proxy or, if applicable, your voting instructions to your broker, trustee or other nominee as soon as possible. You may submit your proxy by completing, signing, dating and returning your proxy card or voting instructions form in the pre-addressed envelope provided, or by voting online or by telephone by following the instructions provided on your proxy card or voting instruction form. For specific instructions on how to vote, please refer to the “Questions and Answers” section beginning on page 1 of the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on July 31, 2020:	The Notice of Special Meeting and proxy statement for the Special Meeting are available free of charge at www.proxyvote.com.

By the Order of the Board of Directors

Andrew Mayer Deputy General Counsel and Corporate Secretary

July 6, 2020

i

ACORDA THERAPEUTICS, INC.

PROXY STATEMENT FOR THE

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 31, 2020

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE SPECIAL MEETING OF STOCKHOLDERS

Q:	Why am I receiving these materials?
A:

The Board of Directors (the “Board”) of Acorda Therapeutics, Inc., a Delaware corporation (which may be referred to in this proxy statement as “we,” “us,” “our,” the “Company” or “Acorda Therapeutics”), is providing these proxy materials to you in connection with our Special Meeting of Stockholders (the “Special Meeting”), which will take place on July 31, 2020. As a shareholder on the Record Date (as defined below), you are invited to attend the Special Meeting and are entitled and requested to vote on the items of business described in this proxy statement.

We are actively monitoring developments related to the global pandemic of novel coronavirus (COVID-19) as well as protocols that U.S. federal, state and local governments may impose to reduce the risk of transmission. In the event that we determine it is not possible or advisable to hold the Special Meeting at the date, time and/or location disclosed in this proxy statement, we will announce alternative arrangements for the meeting in a press release. Our press releases can be accessed on our corporate website free of charge at www.acorda.com, under the “News and Events” and then “Press Releases” captions. We will also post any updated information on our website under the “Investors” and then “Investor Events” captions. If you plan to attend the Special Meeting in person, please check for our disclosure of this information prior to the currently-scheduled time and date for the Special Meeting.

Q:	Why is the Company holding a Special Meeting?
A:

At our 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), our shareholders voted on proposals to increase the number of authorized shares of common stock from 80,000,000 to 370,000,000 (the “Authorized Common Stock Increase Proposal”) and to authorize our Board of Directors to effect a reverse stock split of our common stock by a ratio of any whole number in the range of 1-for-2 to 1-for-20, and a corresponding reduction in the number of authorized shares of our common stock (the “Reverse Stock Split Proposal”), among other proposals.

Subsequent to the 2020 Annual Meeting, it has come to our attention that there was an issue on these proposals regarding whether brokers were permitted to vote uninstructed shares at the 2020 Annual Meeting with respect to the Authorized Common Stock Increase Proposal and the Reverse Stock Split Proposal. Specifically, our definitive proxy statement filed on April 28, 2020 (the “Annual Meeting Proxy Statement”) correctly characterized the Authorized Common Stock Increase Proposal as a “non-routine” matter on which brokers would not have the authority to vote uninstructed shares under New York Stock Exchange rules that apply to brokers, meaning that any uninstructed shares would be counted as “broker non-votes.” Nevertheless, the intermediary acting on behalf of brokers mistakenly allowed them to vote uninstructed shares of common stock on this proposal. On June 26, 2020, we filed a Certificate of Correction with the Delaware Secretary of State to nullify the effect of the Certificate of Amendment that had been filed on June 15, 2020 with respect to this vote, and to confirm that there currently are 80,000,000 authorized shares of common stock.

In addition, the Annual Meeting Proxy Statement characterized the Reverse Stock Split Proposal as non-routine, which may have led beneficial owners to believe that they could effectively vote against the Reverse Stock Split Proposal by not providing voting instructions to their broker. The New York Stock Exchange subsequently has confirmed to us in writing that it would characterize the Reverse Stock Split Proposal as a routine matter on which brokers have authority to vote uninstructed shares. We believe that brokers may have voted uninstructed shares in favor of the Reverse Stock Split Proposal on that basis notwithstanding the description of the vote as non-routine in the Annual Meeting Proxy Statement.

In order to clarify the effect that uninstructed shares will have on these proposals and to ensure that the voice of our shareholders is heard on these matters, the Board of Directors has concluded that it is appropriate to resubmit the Authorized Common Stock Increase Proposal and the Reverse Stock Split Proposal to our shareholders for approval.

Q:	What is the difference between holding shares as a shareholder of record and holding shares as a beneficial owner?
A:

Most of our shareholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. We have summarized below some of the distinctions between being a shareholder of record and being a beneficial owner:

Shareholder of Record

If your shares are registered directly in your name, or as a joint holder, with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and written proxy materials are being sent to you directly by Acorda Therapeutics. As a shareholder of record, you have the right to grant your proxy directly to us or to vote in person at the Special Meeting.

Beneficial Owner

If your shares are held in a brokerage account or by a trustee or another nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement, together with a voting instruction form, is being forwarded to you by your broker, trustee or other nominee. As a beneficial owner, you have the right to direct your broker, trustee or other nominee how to vote and are also invited to attend the Special Meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Special Meeting. Your broker, trustee or other nominee is responsible for providing voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

Q:	What is a broker non-vote?
A:

If you hold shares beneficially in street name and do not provide your broker with voting instructions, a “broker non-vote” will occur with respect to any matter on which your broker is not authorized to vote without instructions from you. Under New York Stock Exchange rules that govern brokers, brokers have the discretion to vote on matters that the New York Stock Exchange considers to be “routine,” but not on matters that it considers to be “non-routine.”

The New York Stock Exchange has confirmed to us in writing that the Authorized Common Stock Increase Proposal will be regarded as a non-routine matter and the Reverse Stock Split Proposal and the Adjournment Proposal (as defined below) will be considered routine matters. Accordingly, brokers will not have discretionary authority to vote shares held in street name on the Authorized Common Stock Increase Proposal unless they have received instructions from you. In the event you do not provide your broker with voting instructions, a broker non-vote will occur on this proposal. On the other hand, brokers will have discretionary authority to vote shares held in street name on the Reverse Stock Split Proposal and the Adjournment Proposal if they have not received instructions from you.

If you hold your shares in street name, it is critically important that you provide voting instructions to your broker for each proposal. We strongly encourage you to provide voting instructions to the organization that holds your shares in order to allow your voice to be heard and to minimize the number of broker non-votes.

Q:	What information is contained in this proxy statement?
A:	The information included in this proxy statement relates to the proposals to be voted on at the Special Meeting, the voting process and certain other required information.
Q:	What items of business will be voted on at the Special Meeting?
A:	The items of business scheduled to be voted on at the Special Meeting are:
•	to vote on the Authorized Common Stock Increase Proposal;

•

to vote on the Reverse Stock Split Proposal, with the ratio for a resulting reverse stock split to be determined within the authorized range in the discretion of our Board of Directors and with such action to be effected at such time and date, if at all, as determined by our Board of Directors within one year after the conclusion of the Special Meeting; and

•

the approval of one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve either of Proposal One or Two at the time of the Special Meeting or in the absence of a quorum (the “Adjournment Proposal”).

Q:	How does the Board recommend that I vote?
A:	Our Board unanimously recommends that you:
•	Vote your shares “FOR” approval of the Authorized Common Stock Increase Proposal.
•	Vote your shares “FOR” approval of the Reverse Stock Split Proposal.
•	Vote your shares “FOR” the Adjournment Proposal.
Q:	Who is entitled to vote at the Special Meeting?
A:	Only shareholders of record at the close of business on June 29, 2020 are entitled to vote at the Special Meeting. We refer to this date as our “Record Date.”

You may vote all shares of Acorda Therapeutics common stock you own as of the Record Date, including (1) shares that are held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee, such as a bank.

On the Record Date, we had 47,981,098 shares of common stock issued and outstanding.

Q:	What are the voting rights of the Company’s holders of common stock? Do shareholders have dissenters’ or appraisal rights?
A:	Each outstanding share of the Company’s common stock owned as of the Record Date will be entitled to one vote on each matter considered at the meeting.

Our shareholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law with respect to any of the proposals being voted on at the Special Meeting and described in this proxy statement.

Q:	How can I attend the Special Meeting?
A:

You are entitled to attend the Special Meeting only if you were a shareholder of record of our common stock as of the close of business on the Record Date or you hold a valid proxy for the Special Meeting. You will need to present a valid government-issued or other acceptable photo identification for admittance. A list of shareholders eligible to vote at the Special Meeting will be available for inspection at the Special Meeting and for a period of 10 days prior to the Special Meeting, during regular business hours, at our principal executive office, which is located at 420 Saw Mill River Road, Ardsley, New York 10502.

If you are not a shareholder of record but hold shares through a broker, trustee or other nominee (i.e., in street name), you will need to provide proof of beneficial ownership on the Record Date, such as your most recent account statement dated as of or prior to June 29, 2020, a copy of the voting instruction form provided by your broker, trustee or other nominee, or other similar evidence of ownership. If, upon request, you do not provide photo identification or the other materials described above, you will not be admitted to the Special Meeting.

The Special Meeting will begin promptly at 9:00 a.m., local time. Check-in will begin at 8:30 a.m., local time, and you should allow ample time for the check-in procedures. In recognition of the serious and adverse effect of the COVID-19 global pandemic, we will require attendees to comply with health and safety protocols endorsed by the Centers for Disease Control and Prevention, which will include recommended social distancing and personal protective equipment, such as face masks, as well as any applicable state or local government requirements which may be imposed. Cameras, recording devices and other similar electronic devices will not be permitted at the meeting.

Even if you plan to attend the Special Meeting, we strongly encourage that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Special Meeting.

Q:	How can I vote?
A:	Whether you hold shares directly as a shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Special Meeting.

If you are a shareholder of record you may vote through the following means:

Online:  By accessing www.proxyvote.com and following the instructions on the proxy card.

Telephone:  By calling toll-free 1 (800) 690-6903 and following the instructions on the proxy card.

Mail:  If you receive your proxy materials by mail, by signing, dating, and mailing the enclosed proxy card.

If you hold your shares in street name, you may vote by following the instructions contained in the voting instruction form provided by your broker, trustee or other nominee.

Q:	How are my votes cast when I return a proxy card?
A:

When you properly authorize a proxy online, by telephone or by signing a written proxy, you appoint Dr. Ron Cohen, our President and Chief Executive Officer, and Andrew Mayer, our Deputy General Counsel and Corporate Secretary, as your representatives at the Special Meeting. Either Dr. Cohen or Mr. Mayer will vote your shares at the Special Meeting as you have instructed them in the proxy. Dr. Cohen and Mr. Mayer are also entitled to appoint substitutes to act on their behalf.

Q:	Can I change my vote?
A:

Yes. You may change your vote at any time prior to the vote at the Special Meeting. If you are the shareholder of record, you may change your vote by granting a properly authorized new proxy with a later date by mail, telephone or online (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the Special Meeting and voting in person. For your written notice of revocation to be effective, it must be received by our Corporate Secretary at our principal executive office no later than July 30, 2020. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or you cast a new vote. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee, or, if you have obtained a legal proxy from your broker, trustee or other nominee giving you the right to vote your shares, by attending the Special Meeting and voting in person.

Q:	Who can help answer my questions?
A:

If you have any questions about the Special Meeting or how to vote or revoke your proxy, you should contact our communications department at (914) 347-4300. You may also contact them if you need additional copies of this proxy statement or voting materials.

Q:	Is my vote confidential?
A:

Proxies, ballots and voting instructions and tabulations that identify individual shareholders will be tabulated by Broadridge Financial Solutions, Inc. (“Broadridge”) and will be handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Acorda Therapeutics or to third parties, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

Q:	How many shares must be present or represented to conduct business at the Special Meeting?
A:

The quorum requirement for holding the Special Meeting and transacting business is that holders of a majority of shares of Acorda Therapeutics’ common stock entitled to vote must be present in person or represented by proxy at the Special Meeting. Both abstentions and broker non-votes, which are explained above under “What is a broker non-vote?”, are counted for the purpose of determining the presence of a quorum.

Q:	What if a quorum is not present at the Special Meeting?
A:

If a quorum is not present or represented at the Special Meeting, the shareholders present or represented at the meeting and entitled to vote, although less than a quorum, or if no shareholder is present, any officer entitled to preside or to act as secretary of such meeting, may adjourn the Special Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken and no other notice will be given, unless the adjournment is for 30 or more days from the date of the original meeting or a new record date is set for the adjourned meeting.

Q:	What vote is required to approve each of the proposals and how are votes counted?
A:	You will have the opportunity to vote or provide voting instructions “FOR” or “AGAINST” each proposal, or you can mark your proxy or voting instruction form to “ABSTAIN” from the vote on a proposal.

The affirmative vote of a majority of the shares issued and outstanding and entitled to vote at the Special Meeting is required for approval of the Authorized Common Stock Increase Proposal and the Reverse Stock Split Proposal. Abstentions and shares that are not voted, whether due to a broker non-vote or otherwise, will have the same effect as a vote “AGAINST” these proposals.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Special Meeting is required for approval of the Adjournment Proposal. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal. If you do not attend the Special Meeting, or if your shares are not represented in person or by proxy, there will be no impact on the outcome of the Adjournment Proposal.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you return a proxy without providing instructions, your shares will be voted in accordance with the recommendations of the Board as described above under “How does the Board recommend that I vote?” with respect to the three proposals described in this proxy statement.

Q:	Can additional matters be presented at the Special Meeting?
A:	No. Pursuant to our Bylaws, business transacted at the Special Meeting is limited to the matters relating to the purposes stated in the Notice of Special Meeting.
Q:	Who will serve as inspector of elections?
A:	Broadridge will tabulate votes and a representative of Broadridge will act as inspector of elections.
Q:	What does it mean if I receive more than one set of written proxy materials?
A:

If you receive more than one set of written proxy materials, it means your shares are not all registered or held in the same way (for example, some are registered in your name and others are registered jointly with a spouse) and are in more than one account. In order to ensure that you vote all of the shares that you are entitled to vote, you should authorize a proxy to vote all proxy cards to which you are provided access. Similarly, for all shares you hold in street name, you should follow the voting instructions provided by each broker, trustee or other nominee for the shares held on your behalf by that broker, trustee or other nominee.

Q:	Who will bear the cost of soliciting votes for the Special Meeting?
A:

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees. These individuals will not receive any additional compensation for such solicitation activities. We have also engaged Innisfree M&A Incorporated (“Innisfree”) to aid in the solicitation of proxies. We will pay Innisfree a fee of up to $10,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. Upon request, we will also reimburse brokerage houses and other custodians, trustees, nominees and fiduciaries for forwarding proxy materials to shareholders.

Q:	Where can I find the voting results of the Special Meeting?
A:

We intend to announce preliminary voting results at the Special Meeting, and after the meeting we will publish final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Q:	What if I have questions for Acorda Therapeutics’ transfer agent?
A:

Please contact our transfer agent, at the phone number or address listed below, if you are a registered shareholder and have questions concerning stock certificates, transfers or ownership or other matters pertaining to your stock account.

Computershare

P.O. Box 505000

Louisville, KY 40233-5000

Overnight correspondence:

Computershare

462 South 4th Street

Suite 1600

Louisville, KY 40202

Telephone: (800) 368-5948

Also, the Computershare shareholder website can be accessed at www.computershare.com/investor.

PROPOSAL ONE:

AUTHORIZED COMMON STOCK INCREASE PROPOSAL

Our Board of Directors has unanimously approved and recommends that our shareholders approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 80,000,000 to 370,000,000. Our Board of Directors determined that this proposal is advisable and in the best interests of the Company and its shareholders because the additional authorized shares are needed under the terms of our 6.00% Convertible Senior Secured Notes due 2024 (the “2024 Notes”) and for possible future corporate finance, business development, equity compensation, and other corporate purposes, as further described in this proposal. As stated above, we are resubmitting this proposal to our shareholders to clarify the effect that uninstructed shares will have on the proposal and to ensure that the voice of our shareholders is heard on this proposal.

If our shareholders approve this proposal, we will amend and restate the first sentence of the Fourth Article of our Amended and Restated Certificate of Incorporation to read as follows:

“The Corporation shall have the authority to issue a total of 390,000,000 shares, divided into classes of (i) 370,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and (ii) 20,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).”

The proposed amendment would be effected by the filing of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation (the “Authorized Share Amendment”) with the Delaware Secretary of State. This proposal describes the material terms of the proposed amendment to our Amended and Restated Certificate of Incorporation and is qualified in its entirety by reference to the complete text of the Authorized Share Amendment, which is attached as Appendix A to this proxy statement and incorporated herein by reference. You are strongly encouraged to read the actual text of the Authorized Share Amendment. The proposed Authorized Share Amendment is subject to revision for such changes as may be required by the Delaware Secretary of State and any other changes consistent with this proposal that we may deem necessary or appropriate.

Any authorized shares of our common stock, if and when issued, would be part of our existing class of our common stock and would have the same rights and privileges as the shares of our common stock currently outstanding. Our shareholders do not have preemptive rights with respect to our common stock, nor do they have cumulative voting rights. Accordingly, should we issue additional shares of our common stock, existing shareholders would not have any preferential rights to purchase any of such shares, and their percentage ownership of our then-outstanding common stock would be reduced.

Concurrently with this proposal, our shareholders are being asked to approve a proposal to authorize a reverse stock split at a ratio of any whole number up to 1-for-20, with the exact ratio determined by our Board (see Proposal Two: Reverse Stock Split Proposal below). If the Reverse Stock Split Proposal is approved by our shareholders and a reverse stock split is implemented, the reverse stock split would, on a proportionate basis for each shareholder, reduce the aggregate number of shares of our common stock then-outstanding and the number of shares of common stock then-authorized for issuance, whether or not such number remains at 80,000,000 or is increased to 370,000,000 upon approval of this Proposal One by our shareholders.

This proposal to increase the number of authorized shares of our common stock to 370,000,000 shares has no bearing on our Board’s ability to implement a reverse stock split, if concurrently authorized by our shareholders pursuant to the Reverse Stock Split Proposal described in Proposal Two below. If our shareholders approve both the Authorized Common Stock Increase Proposal and the Reverse Stock Split Proposal, we expect that we would implement the increase in the number of authorized shares of our Common Stock pursuant to this Proposal One prior to any reverse stock split. Our Board’s determination as to whether to effect a reverse stock split and, if so, at what ratio, would be based on the factors described below in Proposal Two: Reverse Stock Split Proposal.

Issued Common Stock and Available Reserves

Our Amended and Restated Certificate of Incorporation authorizes us to issue up to 80,000,000 shares of our common stock. As of June 29, 2020, of the 80,000,000 authorized shares of common stock, 47,981,098 shares were issued and outstanding, 29,304 shares were held by us as treasury shares and 31,956,473 shares were reserved for future issuance. Shares reserved for issuance as of that date included:

•	3,465,638 shares of our common stock reserved for issuance upon the exercise of outstanding stock options under the Acorda Therapeutics, Inc. 2006 Employee Incentive Plan, as amended;
•

5,329,006 shares of our common stock reserved for issuance upon the exercise of outstanding stock options, 108,874 shares reserved for issuance pursuant to outstanding restricted stock units and 3,255,927 shares reserved for issuance pursuant to future award grants under the Acorda Therapeutics, Inc. 2015 Omnibus Incentive Compensation Plan, as amended;

•	1,500,000 shares of our common stock reserved for issuance pursuant to our 2019 Employee Stock Purchase Plan; and
•	18,297,028 shares of our common stock reserved for issuance upon conversion or payment of interest on our outstanding 2024 Notes.

As a result, we have insufficient shares of our common stock for our 2024 Notes, and an inadequate number of shares of our common stock available for other purposes.

Reasons for the Proposal

Our Board of Directors is recommending the increase in the number of authorized shares of our common stock pursuant to the Authorized Share Amendment so that we will have sufficient authorized shares of our common stock to potentially issue in connection with the conversion of and/or payment of interest (including make-whole interest payments) on the 2024 Notes. As further described below, we are required to seek approval for this increase under the terms of the 2024 Notes. If the Authorized Share Amendment is not approved by July 31, 2020, we may be required to use cash to satisfy conversion and/or interest payment obligations under the 2024 Notes during the period from July 31, 2020 until the Authorized Share Amendment is approved.

We estimate that we will need up to approximately 177 million additional authorized shares for these purposes, although a substantial portion (approximately one-third) of these additional shares would be issuable only upon the occurrence of a “make-whole fundamental change,” such as if we undergo a change of control or sell all or substantially all of our assets (other than a transaction in which at least 90% of the consideration consists of listed securities, in which case the make-whole provision would not apply), or if our common stock is no longer listed on the Nasdaq Global Market (or the New York Stock Exchange or Nasdaq Global Select Market).

Our Board is also recommending the Authorized Share Amendment so that we have sufficient additional authorized but unissued shares of our common stock available for possible future corporate finance, business development, equity compensation, and other corporate purposes. We estimate that we would need up to approximately 113 million additional authorized shares of common stock for these purposes for the foreseeable future. In particular, the Board believes that it is important that we have a sufficient number of authorized shares to permit the refinancing or repayment at maturity of our $69.0 million 1.75% Convertible Senior Notes due 2021 (the “2021 Notes”).

The Authorized Share Amendment accordingly reflects an aggregate increase of 290 million shares of our authorized common stock for these combined purposes, which are further described below, taking into account the existing common stock reserves described above.

Insufficient Shares for the 2024 Notes Could Lead to Bankruptcy

On December 26, 2019, we announced the successful completion of a private exchange of $276 million of our 2021 Notes in exchange for a combination of approximately $207 million aggregate principal amount of newly-issued 2024 Notes and $55.2 million in cash. The 2024 Notes have an initial conversion price of approximately $3.50 per share. As a result of the exchange, approximately $69 million of 2021 Notes, with a conversion price of $42.56 per share, remain outstanding.

The 2024 Notes were issued pursuant to a December 23, 2019, indenture among us, one of our subsidiaries as guarantor, and a trustee and collateral agent (the “2024 Notes Indenture”). The 2024 Notes are senior obligations of the Company and the guarantor subsidiary, secured by a first priority security interest in substantially all of their assets, subject to certain exceptions described in the security agreement under which the assets were pledged as security.

The 2024 Notes will mature on December 1, 2024, unless earlier converted in accordance with their terms prior to such date. Interest on the 2024 Notes is payable semi-annually in arrears at a rate of 6.00% per annum on each June 1 and December 1, beginning on June 1, 2020. We may elect to pay interest in cash or shares of our common stock, subject to the satisfaction of certain conditions.

The 2024 Notes are convertible at the option of the holder into shares of our common stock at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. We may elect to settle conversions of the 2024 Notes in cash, shares of our common stock, or a combination of cash and shares of our common stock. Holders who convert their 2024 Notes prior to June 1, 2023 (other than in connection with certain specified “make whole fundamental changes”) will also be entitled to an interest make-whole payment equal to the sum of all regularly scheduled stated interest payments, if any, due on such 2024 Notes on each interest payment date occurring after the conversion date for such conversion and on or before June 1, 2023.

Notwithstanding the foregoing, currently we do not have enough authorized shares of our common stock to settle conversions of, and make interest payments on (including make-whole interest payments), the 2024 Notes. Under the 2024 Notes Indenture, we are obligated to seek approval from our shareholders for an amendment to our Amended and Restated Certificate of Incorporation to increase the number of our authorized shares of common stock to an amount that is sufficient for conversions of, and interest payments on (including make-whole interest payments), the 2024 Notes. The proposal to approve the Authorized Share Amendment at the Special Meeting is intended to satisfy this obligation under the 2024 Notes Indenture and to provide us with greater flexibility to settle conversions of, and make interest payments on (including make-whole interest payments) the 2024 Notes using shares of our common stock, which will allow us to conserve cash for other purposes. The 2024 Notes Indenture contains certain restrictions on conversions by 2024 Notes holders prior to July 31, 2020, that protect us from having to use cash to satisfy conversion and/or interest payment obligations. However, these restrictions will lapse on July 31, 2020, regardless of whether we obtain approval for the Authorized Share Amendment.

We and our Board believe it is therefore advisable and in our and our shareholders’ best interests, and critical to our long-term success, to increase the authorized shares of our common stock pursuant to the Authorized Share Amendment. If the Authorized Share Amendment is not approved by our shareholders, the authorized number of shares of our common stock would remain at 80,000,000. Under this circumstance, we would be required to use cash to settle conversions of, and/or make interest payments on (including make-whole interest payments), the 2024 Notes above the limited number of shares that are currently available for those purposes. The use of cash for these purposes would reduce our ability to use cash for other purposes, including investing in our business, and could have a material adverse effect on our liquidity. Furthermore, at the time we are required to make cash payments with respect to the 2024 Notes, we may not have enough available cash, our ability to use existing cash could be restricted by law, regulation or other agreements governing future indebtedness, and we may not be able to obtain additional financing on commercially reasonable terms, or at all. Also, inability to satisfy our obligations with respect to the 2024 Notes would be a default under the 2024 Notes Indenture and potentially cause a cross-default under other agreements and instruments, leading to the exercise of applicable remedies against us and likely forcing us into bankruptcy or liquidation.

We Lack Sufficient Shares for Corporate Finance and Other Purposes

We and our Board also believe that it is advisable in our and our shareholders’ best interests, and critical to our long term success, to increase the number of authorized shares of our common stock for other corporate purposes, in addition to the needed increase for the 2024 Notes. Currently, all of the 80,000,000 authorized shares of our common stock are either issued and outstanding or needed for other purposes, including equity awards and the 2024 Notes.

If approved, the Authorized Share Amendment will authorize additional shares of our common stock that we believe are needed to prudently manage our business affairs and provide flexibility for corporate action in the future. For example, unless the Authorized Share Amendment is approved, we would not have sufficient authorized shares to use in connection with potential future financings, business development transactions, and other corporate opportunities that may arise. We expect to be opportunistic in pursuing these types of matters, and the need to obtain a later shareholder approval could delay or prevent our ability to proceed in any particular situation. We will also need to address the 2021 Notes that remain outstanding prior to their maturity in June 2021. We are evaluating alternatives to address the remaining 2021 Notes as one of our top priorities, and we anticipate that we may need to use shares of our common stock, either directly or through securities that are exercisable for or convertible into shares of our common stock, to do so.

Also, if approved, the Authorized Share Amendment will authorize additional shares of common stock that we may potentially use to add to the reserves under our existing or future equity compensation programs. Equity compensation is a key component of our pay-for-performance compensation philosophy. Equity awards, as part of an overall compensation package, are important to attracting, retaining, and motivating qualified employees. Also, they provide our executive officers and other employees with compensation that has a strong link to our long-term performance, creates an ownership culture, and generally aligns the interests of our employees with the interests of our shareholders.

Potential Effects of the Authorized Share Amendment

Shareholders will have no subscription, preferential or preemptive rights with respect to additional shares of common stock proposed to be authorized for issuance, and thus any future issuance of common stock may dilute such shareholders’ holdings of common stock as a percentage of shares outstanding to the extent shareholders do not otherwise maintain their percentage interest. Further, if current shareholders of the Company do not purchase any shares to maintain their respective percentage interests, their voting power will be diluted.

Also, the proposed Authorized Share Amendment could, under certain circumstances, have an anti-takeover effect, although that is not our or our Board’s intention with this proposal. For example, in the event of a hostile attempt to take control of the Company, it may be possible for us to impede the attempt by issuing shares of our common stock, which would dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of the Company. The proposed Authorized Share Amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for our shareholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. However, our Board of Directors has not presented this proposal with the intention that it be utilized as an anti-takeover mechanism.

Effectiveness of the Authorized Share Amendment

If the proposed Authorized Share Amendment is approved and adopted by the shareholders at the Special Meeting, it will become effective upon the filing of the Authorized Share Amendment with the Delaware Secretary of State. We expect to file the Authorized Share Amendment within one business day after the Special Meeting, as required pursuant to the 2024 Notes Indenture.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” PROPOSAL ONE.

PROPOSAL TWO:

REVERSE STOCK SPLIT PROPOSAL

Our Board of Directors has unanimously approved and recommends that our shareholders authorize our Board of Directors to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock, as described below. As further described below, we and our Board are seeking approval of this Reverse Stock Split Proposal primarily to provide our Board of Directors with authority to effect a reverse stock split if needed to maintain our listing on the Nasdaq Global Market. Our Board has accordingly determined that it is advisable and in the best interests of the Company and its shareholders for this Reverse Stock Split Proposal to be approved. As stated above, we are resubmitting this proposal to our shareholders to clarify the effect that uninstructed shares will have on this proposal and to ensure that the voice of our shareholders is heard on this proposal.

A reverse stock split, if implemented, would be within the range authorized by this proposal and would apply equally to all outstanding shares of our common stock. Accordingly, each shareholder would hold the same percentage of common stock outstanding immediately following a reverse stock split as that shareholder held immediately prior to a reverse stock split, except for adjustments that may result from the treatment of fractional shares as described below. In addition, a reverse stock split would result in a proportionate reduction in the number of shares of common stock authorized under our Amended and Restated Certificate of Incorporation.

Approval of this proposal would permit, but not require, our Board to effect a reverse stock split by a ratio of any whole number up to 1-for-20, with the exact ratio to be set at a whole number within this range as determined by our Board in its sole discretion, provided that any reverse stock split is implemented within one year after the conclusion of the Special Meeting. If implemented, a reverse stock split would result in a proportionate reduction in the number of authorized shares of our common stock.

Upon receiving shareholder approval of a reverse stock split, the Board will have the authority, but not the obligation, to elect in its sole discretion, without further action on the part of our shareholders and as it determines to be in our and our shareholders’ best interests, to effect a reverse stock split and, if so, to determine the reverse stock split ratio from within the approved range of ratios described above. We believe that enabling our Board to set the ratio within the stated range will provide us with the flexibility to implement a reverse stock split in a manner designed to maximize the anticipated benefits for our shareholders. In determining the ratio following the receipt of shareholder approval, our Board may consider, among other factors, the following:

•	the historical trading price and trading volume of our common stock;
•	the number of outstanding shares of our common stock;
•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of a reverse stock split on the trading market for our common stock;
•	the continued listing requirements of the Nasdaq Global Market, including the requirement that, subject to limited exceptions, listed companies maintain a minimum bid price of at least $1.00;
•	the number of authorized but unissued shares of our common stock that would result from a reverse stock split, and potential uses of those additional authorized but unissued shares;
•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and
•	prevailing general market and economic conditions.

If this Reverse Stock Split Proposal is approved by the shareholders and the Board determines to implement a reverse stock split, we will file an amendment to our Amended and Restated Certificate of Incorporation (the “Reverse Stock Split Amendment”) with the Delaware Secretary of State. The material terms of the proposed amendment are described in this proposal. This description is qualified in its entirety by reference to the complete text of the Reverse Stock Split Amendment, which is attached as Appendix B to this proxy statement and incorporated into this proposal by reference. You are strongly encouraged to read the actual text of the Reverse Stock Split Amendment. The proposed Reverse Stock Split Amendment is subject to revision for such changes as may be required by the Delaware General Corporation Law and any other changes consistent with this proposal that we may deem necessary or appropriate.

If this Reverse Stock Split Proposal is approved by the shareholders and a reverse stock split is implemented by our Board, no less than two and no more than 20 shares of existing common stock, as determined by our Board, will be combined into one share of common stock. Holders will receive, in lieu of any fractional share, the number of shares rounded up to the next whole number. The amendment to our Certificate of Incorporation to effect a reverse stock split, if any, will include only the reverse stock split ratio determined by our Board to be in the best interests of our shareholders and all of the other proposed amendments at different ratios will be abandoned.

The approval of this Reverse Stock Split Proposal is not conditioned upon the approval of the Authorized Common Stock Increase Proposal. If this Reverse Stock Split Proposal is approved and the Board elects to implement a reverse stock split, the number of outstanding shares of our common stock would be reduced in proportion to the ratio of the reverse stock split chosen by our Board. If a reverse stock split is implemented, the number of authorized shares of our common stock would decrease by the same proportion as the number of shares of common stock that are outstanding at the time of the reverse stock split. If the Authorized Common Stock Increase Proposal is approved, we would implement the increase in authorized shares to 370,000,000 prior any reverse stock split. If such proposal is approved and we subsequently implement a reverse stock split, the number of authorized shares of our common stock would be reduced from such number by an amount that is proportionate to the reverse stock split.

Our Board reserves the right to elect not to effect a reverse stock split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that implementing a reverse stock split is not in the best interests of the Company and its shareholders. If our Board does not implement a reverse stock split on or prior to the one year anniversary of the conclusion of the Special Meeting, shareholder approval would again be required prior to implementing any future reverse stock split.

Background and Reasons for a Reverse Stock Split

As further described below, we and our Board are seeking approval for the Reverse Stock Split Proposal primarily to provide our Board of Directors with authority to effect a reverse stock split if needed to maintain our listing on the Nasdaq Global Market. However, we cannot provide assurance that a reverse stock split would achieve its intended or desired benefits, and we strongly encourage you to review the discussion below under Risks and Potential Disadvantages Associated with a Reverse Stock Split.

Nasdaq Minimum Price Standard

Nasdaq Listing Rule 5550(a)(2) requires that companies listed on the Nasdaq Global Market maintain a minimum closing bid price of at least $1.00 per share (the “Minimum Price Standard”). Companies are considered out of compliance with the Minimum Price Standard if the Nasdaq closing bid price is below $1.00 per share for 30 consecutive business days. Under Nasdaq Listing Rule 5810(c)(3)(A), once out of compliance with the Minimum Price Standard, a company has 180 calendar days to regain compliance by meeting the Minimum Price Standard. The Minimum Price Standard will be met if the company’s common stock has a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the 180 calendar day period to regain compliance with the Minimum Price Standard.

As of the date of this proxy statement, we are in compliance with the Minimum Price Standard. However, recently, the market price of our common stock has declined substantially and has traded below $1.00 per share. The equity markets have experienced and continue to experience substantial volatility due to, among other factors, the COVID-19 global pandemic. On June 29, 2020, the reported closing price of the Company’s common stock was $0.74 per share. Accordingly, there is a significant risk that we may fall out of compliance with the Minimum Price Standard.

The primary purpose of a reverse stock split would be to achieve an increase the per share market price of our common stock as necessary to meet the Minimum Price Standard. A delisting of our common stock would materially and adversely affect a holder’s ability to dispose of, or to obtain accurate quotations as to the market value of, our common stock. In addition, if our common stock is no longer listed, it would give holders of our 1.75% Convertible Senior Notes due 2021 and 6.00% Convertible Senior Secured Notes due 2024 the right to require us to repurchase such notes for 100% of the principal amount thereof, plus any accrued and unpaid interest, and result in an increase in the conversion rate of such notes. Furthermore, any delisting may cause our common stock to be subject to “penny stock” regulations promulgated by the Securities and Exchange Commission. Under such regulations, broker-dealers are required to, among other things, comply with disclosure and special suitability determinations prior to the sale of shares of common stock. If our common stock becomes subject to these regulations, the market price of our common stock and the liquidity thereof would be materially and adversely affected. Absent other factors, we believe that reducing the number of outstanding shares of our common stock is a potentially effective means to increase the per share market price of our common stock.

If our shares of common stock are delisted from the Nasdaq Global Market, we believe that our shares of common stock would likely be eligible to be quoted over-the-counter on an inter-dealer electronic quotation and trading system operated by OTC Markets Group. These markets are generally considered not to be as efficient as, and not as broad as, the Nasdaq Global Market. Selling our shares of common stock on these markets could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event our shares of common stock are delisted, broker-dealers would have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock.

A delisting from the Nasdaq Global Market and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, or use our shares for business development or other corporate initiatives, and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

Our Board believes that the proposed reverse stock split would be a potentially effective means for us to obtain and/or maintain compliance with the Minimum Price Standard and to avoid, or at least defer, the consequences of our common stock being delisted from the Nasdaq Global Market by producing the immediate effect of increasing the bid price of our common stock.

General Investment Considerations

Additionally, we believe that a reverse stock split could make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors and other members of the investing public. In particular, many brokerage houses and institutional investors have internal policies and practices that may prohibit them from investing in low-priced stocks or discourage individual brokers from recommending low-priced stocks to their customers. Moreover, because brokers’ commissions on low-priced stocks generally represent a relatively high percentage of the stock price, transaction costs would represent a higher percentage of total share value, which could result in decreased trading volume and increased volatility in the trading price of our common stock. We believe that a reverse stock split could make our common stock a more attractive and cost effective investment for many investors, which could enhance the liquidity of the holders of our common stock.

Risks and Potential Disadvantages Associated with a Reverse Stock Split

Our Board of Directors believes that a reverse stock split is potentially effective means to increase the per share market price level of our common stock and thus enable us to maintain, or if applicable, regain compliance with the Minimum Price Standard. However, there are a number of risks and potential disadvantages associated with a reverse stock split, including as follows:

•

The Board cannot predict the effect of a reverse stock split upon the market price for shares of our common stock, and the history of similar reverse stock splits for companies in like circumstances has varied. Some investors may have a negative view of a reverse stock split. Recently, the market price of our common stock has declined substantially, and the equity markets have experienced and continue to experience substantial volatility due to, among other factors, the COVID-19 global pandemic. Even if a reverse stock split has a positive effect on the market price for shares of our common stock, performance of our business and financial results, general economic conditions and the market perception of our business, and other adverse factors which may not be in our control could lead to a decrease in the price of our common stock following a reverse stock split.

•

Even if a reverse stock split does result in an increased market price per share of our common stock, the market price per share following a reverse stock split may not increase in proportion to the reduction of the number of shares of our common stock outstanding before the implementation of a reverse stock split. Accordingly, even with an increased market price per share, the total market capitalization of shares of our common Stock after a reverse stock split could be lower than the total market capitalization before a reverse stock split. Also, even if there is an initial increase in the market price per share of our common stock after a reverse stock split, the market price many not remain at that level due to factors described in this proposal or other factors, including the risks described in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, in each case as updated in reports we subsequently file with the SEC.

•

If a reverse stock split is implemented and the market price of shares of our common stock then declines, the percentage decline may be greater than would occur in the absence of a reverse stock split due to decreased liquidity in the market for our common stock. If the market price of shares of our common stock declines after a reverse stock split, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Accordingly, the total market capitalization of our common stock following a reverse stock split could be lower than the total market capitalization before a reverse stock split.

Procedures for and Effects of Implementing a Reverse Stock Split

Procedures

A reverse stock split would become effective upon the filing of the Reverse Stock Split Amendment with the Delaware Secretary of State. The exact timing of the filing of the Reverse Stock Split Amendment, if it is filed, would be determined by our Board based on its evaluation as to when such action would be in our and our shareholders’ best interests. In addition, our Board reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with a reverse stock split if, at any time prior to filing the Reverse Stock Split Amendment, our Board determines in its sole discretion that it is not in our best interest and the best interests of our shareholders to proceed with a reverse stock split. If the Reverse Stock Split Amendment has not been filed with the Delaware Secretary of State within one year after the conclusion of the Special Meeting, our Board will abandon the reverse stock split or seek shareholder reauthorization of a reverse stock split. Following are descriptions of how a reverse stock split would be implemented for beneficial holders, registered book entry holders, and certificated holders.

Beneficial Holders. Upon the implementation of a reverse stock split, we intend to treat shares held by shareholders through a broker, trustee, or other nominee in the same manner as registered shareholders whose shares are registered in their names. Brokers, trustees and other nominees would be instructed to effect a reverse stock split for their beneficial holders holding our common stock in street name. However, these brokers, trustees and other nominees may have different procedures than registered shareholders for processing a reverse stock split. Shareholders who hold shares of our common stock with broker, trustee or other nominee and who have any questions in this regard are strongly encouraged to contact their brokers, trustees or other nominees for more information.

Registered “Book Entry” Holders. Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These shareholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a reverse stock split is implemented, shareholders who hold shares electronically in book-entry form with the transfer agent would not need to take action (the exchange will be automatic) to receive whole shares of post-reverse split common stock.

Certificated Holders. If a reverse stock split is implemented, shareholders holding shares of our common stock in certificated form would be sent a transmittal letter by our transfer agent after a reverse stock split. The letter of transmittal would contain instructions on how a shareholder should surrender their certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse split common stock (the “New Certificates”). No New Certificates would be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder would be required to pay a transfer or other fee to exchange their Old Certificates. Shareholders would then receive a New Certificate(s) representing the number of whole shares of common stock they are entitled to as a result of a reverse stock split, subject to the treatment of fractional shares described below. Until surrendered, we would deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-reverse split common stock to which these shareholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, would automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate would be issued with the same restrictive legends that are on the back of the Old Certificate(s).

If a reverse stock split is implemented, we expect that our transfer agent would act as exchange agent for purposes of implementing the exchange of stock certificates. No service charges would be payable by holders of shares of common stock in connection with the exchange of certificates. We would bear all of such expenses.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES.

SHAREHOLDERS SHOULD NOT SUBMIT STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL REQUESTED TO DO SO, AND THEN STOCK CERTIFICATES SHOULD BE SUBMITTED ONLY IN THE MANNER INSTRUCTED.

STOCK CERTIFICATES SHOULD NOT BE SUBMITTED DIRECTLY TO THE COMPANY.

Outstanding Shares of Common Stock

Depending on the ratio for a reverse stock split determined by our Board of Directors, a minimum of two and a maximum of 20 shares of existing common stock would be combined into one new share of common stock. Based on 47,981,098 shares of common stock issued and outstanding as of June 29, 2020, immediately following a reverse stock split we would have approximately 23,990,549 shares of common stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for a reverse stock split is 1-for-2, and 2,399,055 shares of common stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for a reverse stock split is 1-for-20. Any other ratio selected within such range would result in a number of shares of common stock issued and outstanding following the transaction between approximately 23,990,549 and 2,399,055 shares.

The actual number of shares issued after giving effect to a reverse stock split, if implemented, would depend on the reverse stock split ratio that is ultimately determined by our Board. A reverse stock split would affect all holders of our common stock uniformly and would not affect any shareholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” shareholders of record otherwise entitled to a fractional share, as a result of a reverse stock split, would be rounded up to the next whole number. In addition, a reverse stock split would not affect any shareholder’s proportionate voting power. A reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Authorized Shares of Common Stock

A reverse stock split would result in a proportionate reduction in the number of authorized shares of our common stock under our Amended and Restated Certificate of Incorporation at the time a reverse stock split is effected. A reverse stock split would not have any effect on the number of authorized shares of preferred stock, which would remain at 20,000,000 shares of preferred stock, par value $0.001.

Following the effective time of a reverse stock split, any authorized shares of our common stock, if and when issued, would be part of our existing class of our common stock and would have the same rights and privileges as the shares of our common stock currently outstanding. Our shareholders do not have preemptive rights or preferential rights to purchase additional shares of our common stock that we may issue.

Fractional Shares

We would not issue fractional shares in connection with a reverse stock split. Therefore, we would not issue certificates representing fractional shares. Shareholders would receive, in lieu of any fractional share, the number of shares rounded up to the next whole number.

The ownership of a fractional share interest following a reverse stock split would not give the holder any voting, dividend or other rights, except to receive the number of shares rounded up to the next whole number, as described above.

Effects on Equity Compensation Plans and Awards and Convertible Securities

If a reverse stock split is implemented, based upon the reverse stock split ratio determined by our Board of Directors, proportionate adjustments would generally be required to be made with regard to:

•	the per share exercise price of, and the number of shares issuable upon exercise of, outstanding stock options issued under our equity compensation plans;
•	the number of shares deliverable upon vesting and settlement of outstanding restricted stock unit awards;
•	the number of shares reserved for issuance under our equity compensation plans; and
•

the per share conversion price, and the number of shares issuable upon conversion of, outstanding convertible securities entitling the holders to purchase or convert into, or otherwise acquire shares of our common stock.

In the case of options, convertible securities or other rights to acquire shares of our common stock, these adjustments would result in approximately the same aggregate price required under such options, convertible securities or other rights upon exercise, conversion, or settlement, and approximately the same value of shares of common stock being delivered upon such exercise, conversion, or settlement, immediately following a reverse stock split as was the case immediately preceding such reverse stock split.

Exchange Act Registration; Nasdaq Listing; CUSIP

Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to periodic reporting and other requirements of the Exchange Act. The implementation of a reverse stock split would not affect the registration of our common stock under the Exchange Act or our reporting or other requirements under the Exchange Act.

We are currently listed on the Nasdaq Global Market under the trading symbol “ACOR.” If our common stock remains listed on the Nasdaq Global Market up to the time of a reverse stock split, then immediately following the reverse stock split our common stock would continue to be listed on the Nasdaq Global Market under the ACOR symbol, although it is likely that Nasdaq would add the letter “D” to the end of the trading symbol for a period of 20 trading days after the effective date of the reverse stock split to indicate that the reverse stock split had occurred.

Following a reverse stock split, our common stock would have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

Accounting Matters

The filing of the Reverse Stock Split Amendment and implementation of a reverse stock split would not affect the par value of our common stock per share, which will remain $0.001 par value per share. As a result, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet would not change due to a reverse stock split. However, the stated capital attributable specifically to our common stock would be reduced proportionally depending on the reverse stock split ratio, and the additional paid-in capital account would be credited with the amount by which the stated capital would be reduced. Also, if a reverse stock split is implemented, reported per share net income or loss would be higher because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of a reverse stock split.

Certain Federal Income Tax Consequences of a Reverse Stock Split

The following describes certain material U.S. federal income tax considerations of a reverse stock split that would be expected to apply generally to U.S. Holders (as defined below) of our common stock. This description is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to us or our shareholders as described in this section. No ruling from the U.S. Internal Revenue Service has been or will be requested in connection with a reverse stock split.

No attempt has been made to comment on all U.S. federal income tax consequences of a reverse stock split that may be relevant to particular U.S. Holders, including holders: (i) who are subject to special tax rules such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities; (ii) who are subject to the alternative minimum tax provisions of the Code; (iii) who acquired their shares in connection with stock options, stock purchase plans or other compensatory transactions; (iv) who hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction,” “synthetic security,” integrated investment or any risk reduction strategy; (v) who are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in such pass-through entities; (vi) who do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code); (vii) who hold their shares through individual retirement or other tax-deferred accounts; (viii) whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code; or (ix) who have a functional currency for U.S. federal income tax purposes other than the U.S. dollar.

In addition, the following discussion does not address the tax consequences of a reverse stock split under state, local and foreign tax laws. The discussion assumes that for U.S. federal income tax purposes, a reverse stock split would not be integrated or otherwise treated as part of a unified transaction with any other transaction. Furthermore, the following discussion does not address the tax consequences of transactions effectuated before, after or at the same time as a reverse stock split, whether or not they are in connection with a reverse stock split.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our common stock who is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S. or any subdivision thereof; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (other than a grantor trust) if (A) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

HOLDERS OF OUR COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF A REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF A REVERSE STOCK SPLIT UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

•	The company would recognize no gain or loss as a result of a reverse stock split.
•

A shareholder who receives solely a reduced number of shares of our common stock pursuant to a reverse stock split would recognize no gain or loss, other than in respect of a fractional share that is rounded up to a full share.

•

A shareholder’s basis in the shareholder’s post-reverse stock split shares of common stock would be equal to the aggregate tax basis of such shareholder’s pre-reverse stock split shares, increased by any gain recognized in respect of a fractional share that is rounded up to a full share.

•	The holding period of our common stock received in the reverse stock split would include the holding period of the pre-reverse split shares exchanged.
•

For purposes of the above discussion of the basis and holding periods for shares of our common stock received in a reverse stock split, shareholders who acquired different blocks of our common stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, canceled or received in a reverse stock split.

•

Any gain or loss recognized by a shareholder as a result of a reverse stock split would generally be a capital gain or loss and will be long term capital gain or loss if the shareholder’s holding period for the shares of our common stock exchanged is more than one year.

•

Certain of our shareholder may be required to attach a statement to their tax returns for the year in which a reverse stock split is consummated that contains the information listed in applicable Treasury Regulations. All of our shareholder are advised and expected to consult their own tax advisors with respect to the applicable reporting requirements.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE:

ADJOURNMENT PROPOSAL

We are asking you to vote to approve one or more adjournments of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve either of Proposal One or Two at the time of the Special Meeting or if we do not have a quorum.

If our shareholders approve this Adjournment Proposal, we could adjourn the Special Meeting and any reconvened session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from shareholders that have previously returned properly executed proxies voting against approval of either of Proposal One or Two. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of either of Proposal One or Two such that the proposal to approve any such proposal would be defeated, we could adjourn the Special Meeting without a vote on the approval of such proposal and seek to convince the holders of those shares to change their votes to votes in favor of approval of such proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present.

Our Board of Directors believes that it is in the best interests of our company and our shareholders to be able to adjourn the Special Meeting to a later date or dates if necessary or appropriate for the purpose of soliciting additional proxies in respect of the approval of either of Proposal One or Two if there are insufficient votes to approve any such proposals at the time of the Special Meeting or in the absence of a quorum.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” PROPOSAL THREE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of June 19, 2020, with respect to the beneficial ownership of our common stock by:

•	each person who is known by us to beneficially own more than 5% of our common stock;
•	each of our directors and executive officers; and
•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Acorda Therapeutics, Inc., 420 Saw Mill River Road, Ardsley, New York 10502.

Beneficial ownership is determined on the basis of the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 19, 2020 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. The percentage of beneficial ownership is based on 47,981,137 shares of common stock outstanding on June 19, 2020.

	Shares of Common Stock Beneficially Owned
	Number	Percent
5% Shareholders
The Vanguard Group (1)	5,043,638	10.5%
Point72 Asset Management (2)	4,701,928	9.8%
Renaissance Technologies (3)	3,857,250	8.0%
BlackRock (4)	3,240,512	6.8%
Dimensional Fund Advisors (5)	2,985,489	6.2%
FMR (6)	2,920,857	6.1%

5% Shareholders Based on Ownership of Convertible Notes (7)
Canyon Capital Advisors (8)	7,821,426	14.0%
Symphony Asset Management (9)	4,633,427	8.8%

Executive Officers and Directors
Ron Cohen, M.D. (10)	1,366,166	2.8%
Burkhard Blank (11)	219,983	*
David Lawrence (12)	253,095	*
Lauren M. Sabella (13)	272,525	*
Jane Wasman (14)	541,709	1.1%
Barry Greene (15)	116,273	*
Peder K. Jensen, M.D. (16)	141,372	*
John P. Kelley (17)	115,000	*
Sandra Panem, Ph.D. (18)	117,912	*
Lorin J. Randall (19)	115,000	*
Steven Rauscher (20)	115,000	*
Catherine Strader, Ph.D. (21)	59,974	*
All directors and executive officers as a group	3,434,009	6.8%
(12 persons)

__________________________

*	Less than 1%.

(1)

The information in the table is based on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 12, 2020 (the “Vanguard 13G”), by The Vanguard Group (“Vanguard”). According to the Vanguard 13G: (i) Vanguard beneficially owns all of the shares of Acorda Therapeutics common stock reported in the Vanguard 13G, has sole voting power over 37,001 shares of those shares, sole dispositive power over 5,006,637 of those shares, and shared dispositive power over 37,001 of those shares; and (ii) Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 37,001 shares of Acorda Therapeutics common stock as a result of its serving as investment manager of collective trust accounts. The address of the principal business office for Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(2)

The information in the table is based on a Schedule 13G filed with the Securities and Exchange Commission on January 2, 2020 (the “Point72 13G”), by Point72 Asset Management, L.P. (“Point72 Asset Management”), Point72 Capital Advisors, Inc. (“Point72 Capital Advisors”), Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”), and Steven A. Cohen. According to the Point72 13G: (i) Point72 Asset Management beneficially owns and has shared voting and dispositive power over 4,690,000 of the shares reported in the Point72 13G, which are held by certain investment funds it manages; (ii) Point72 Capital Advisors, as the general partner of Point72 Asset Management, beneficially owns and has shared voting and dispositive power over the 4,690,000 shares reported in the Point72 13G and held by certain investment funds managed by Point72 Asset Management; (iii) Cubist Systematic Strategies beneficially owns and has shared voting and dispositive power over 11,928 of the shares reported in the Point72 13G, which are held by certain investment funds it manages; (iv) Mr. Cohen beneficially owns and has shared voting and dispositive power over all of the shares reported in the Point72 13G because he controls each of Point72 Asset Management, Point72 Capital Advisors, and Cubist Systematic Strategies; and (v) none of the Point72 13G filers directly owns any of the shares reported in the Point72 13G. The address of the principal business office for Point72 Asset Management, Point72 Capital Advisors, and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902, and for Cubist Systematic Strategies is 55 Hudson Yards, New York, NY 10001.

(3)

The information in the table is based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2020 (the “Renaissance 13G”), by Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”). According to the Renaissance 13G: (i) RTC and RTHC both beneficially own all of the shares reported in the Renaissance 13G, have sole voting power over 3,776,700 of those shares, and have sole dispositive power over 3,857,250 those shares; and (ii) RTHC’s reported beneficial ownership of those shares is because of RTHC’s majority ownership of RTC. The address of the principal business office for RTC and RTHC is 800 Third Avenue, New York, NY 10022.

(4)

The information in the table is based on an amendment to a Schedule 13G filed with the Securities and Exchange Commission on June 9, 2020 (the “BlackRock 13G”), by BlackRock, Inc. According to the BlackRock 13G, BlackRock, Inc. (as the holding company for subsidiaries listed in the BlackRock 13G) beneficially owns all of the shares reported in the BlackRock 13G, has sole voting power over 3,163,126 of those shares and has sole dispositive power over 3,240,512 of those shares. The address of the principal business office for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

The information in the table is based on an amendment to a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2020 (the “Dimensional 13G”), by Dimensional Fund Advisors LP (“Dimensional”). According to the Dimensional 13G, Dimensional beneficially owns all of the shares reported in the Dimensional 13G, has sole voting power over 2,787,777 of those shares, and has sole dispositive power over 2,985,489 of those shares. The address of the principal business office for Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746.

According to the Dimensional 13G: (i) Dimensional Fund Advisors LP is an investment adviser registered under the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”); (ii) in certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds; (iii) in its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over shares of Acorda Therapeutics common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Acorda Therapeutics common stock held by the Funds; and (iv) all shares of Acorda Therapeutics common stock reported in Dimensional 13G are owned by the Funds.

(6)

The information in the table is based on an amendment to a Schedule 13G filed with the Securities and Exchange Commission on June 10, 2020 (the “Fidelity 13G”), by FMR LLC (“FMR”); Abigail P. Johnson, a Director, the Chairman, and the Chief Executive Officer of FMR; and Select Biotechnology Portfolio. According to the Fidelity 13G: (i) FMR beneficially owns and has sole dispositive power over all of the shares reported in the Fidelity 13G, and has sole voting power over 29,371 of those shares; (ii) Ms. Johnson beneficially owns and has sole dispositive power over all of the shares reported in the Fidelity 13G; (iii) Select Biotechnology Portfolio beneficially owns and has sole voting power over 2,605,026 of the shares reported in the Fidelity 13G; (iv) Fidelity Management & Research Company LLC (“FMR Co. LLC”) is a subsidiary and investment adviser that beneficially owns shares reported in the Fidelity 13G representing 5% or more of the outstanding shares of Acorda Therapeutics common stock; (v) neither FMR nor Ms. Johnson has sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (“Fidelity Funds”) advised by FMR Co. LLC, a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees (FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Board of Trustees); and (vi) the Fidelity 13G reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR, certain of its subsidiaries and affiliates, and other companies (“FMR Reporters”), but does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters as authorized by the Securities and Exchange Commission. The address of the principal business office for FMR, Ms. Johnson and Select Biotechnology Portfolio is 245 Summer Street, Boston, MA 02210.

According to the Fidelity 13G, members of the Johnson family, including Ms. Johnson, are the predominant owners of Series B voting common shares of FMR with direct and indirect ownership representing 49% of the voting power of FMR; and through their ownership of voting common shares of FMR and because they are parties to an FMR shareholders’ voting agreement, they may be deemed to form a controlling group with respect to FMR under the Investment Company Act of 1940.

(7)

The entities listed below in this section of the table have reported beneficial ownership of shares of our common stock on Schedules 13G based upon their right to convert our 2024 Notes into shares of our common stock. To our knowledge, as of the date of this proxy statement, these reported 5% beneficial owners do not currently hold shares of our common stock. We note that the entities listed in this section of the table are not the only holders of the 2024 Notes.

(8)

The information in the table is based on a Schedule 13G filed with the Securities and Exchange Commission on January 10, 2020 (the “Canyon 13G”), by Canyon Capital Advisors LLC (“CCA”), Mitchell R. Julis, and Joshua S. Friedman. According to the Canyon 13G: (i) CCA beneficially owns and has sole voting and dispositive power over all of the shares reported in the Canyon 13G, based upon conversion of the 2024 Notes; (ii) Mr. Julis and Mr. Friedman each beneficially own and have shared voting and dispositive power over all of the shares reported in the Canyon 13G, based upon conversion of the 2024 Notes; and (iii) CCA is an investment advisor, direct or indirect, to various managed accounts, including those listed in the Canyon 13G, with the right to receive, or the power to direct receipt of, dividends from, or the proceeds from the sale of the securities held by, such managed accounts; and (iv) Mr. Julis and Mr. Friedman control entities which own 100% of CCA. The address of the principal business office for CCA, Mr. Julis and Mr. Friedman is 2000 Avenue of the Stars, 11th Floor, Los Angeles, CA 90067.

(9)

The information in the table is based on a Schedule 13G filed with the Securities and Exchange Commission on January 15, 2020 (the “Symphony 13G”), by Symphony Asset Management, LLC (“Symphony”). According to the Symphony 13G: (i) Symphony beneficially owns and has sole voting and dispositive power over all of the shares reported in the Symphony 13G, based upon conversion of the 2024 Notes; and (ii) the shares of our common stock reported in the Symphony 13G are beneficially owned by clients which may include investment companies registered under the Investment Company Act of 1940 and/or employee benefit plans, pension funds, endowment funds or other institutional clients. The address of the principal business office for Symphony is 555 California Street, Suite 3100, San Francisco, CA 94104.

(10)	Includes 585,076 shares of common stock, 758,879 shares of common stock issuable upon exercise of stock options and 22,211 restricted shares.
(11)	Includes 33,562 shares of common stock, 178,588 issuable upon exercise of stock options and 7,833 restricted shares.
(12)	Includes 5,078 shares of common stock, 240,134 shares of common stock issuable upon exercise of stock options and 7,883 restricted shares.
(13)	Includes 4,741 shares of common stock, 259,901 shares of common stock issuable upon exercise of stock options and 7,883 restricted shares.
(14)

Includes 106,561 shares of common stock, 424,289 shares of common stock issuable upon the exercise of stock options and 10,859 restricted shares. Ms. Wasman resigned from the Company effective as of December 31, 2019.

(15)	Includes 1,273 shares of common stock and 115,000 shares of common stock issuable exercise of stock options.
(16)	Includes 141,372 shares of common stock issuable upon exercise of stock options.
(17)	Includes 115,000 shares of common stock issuable upon exercise of stock options.
(18)	Includes 2,912 shares of common stock and 115,000 shares of common stock issuable upon exercise of stock options.
(19)	Includes 115,000 shares of common stock issuable upon exercise of stock options.
(20)	Includes 115,000 shares of common stock issuable upon exercise of stock options.
(21)	Includes 59,974 shares of common stock issuable upon exercise of stock options.

OTHER BUSINESS

Pursuant to our Bylaws, business transacted at the Special Meeting is limited to the matters relating to the purposes stated in the Notice of Special Meeting.

ADDITIONAL INFORMATION

Householding

The Securities and Exchange Commission’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single set of these materials addressed to those shareholders.

Shareholders residing in the same household who hold their shares through a broker may receive only one proxy statement in accordance with a notice sent earlier by their broker. This practice of sending only one copy of proxy materials is called “householding,” and saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your broker from one or more of the shareholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker. If you would like to receive a separate copy of this proxy statement, please contact our communications department at 420 Saw Mill River Road, Ardsley, New York 10502, telephone number (914) 347-4300, and we will promptly deliver the requested materials.

Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement relating to, and for consideration at, the 2021 Annual Meeting of Stockholders, by submitting their proposals to us no later than December 30, 2020. This deadline is determined under Rule 14a-8 and represents the 120th day prior to the anniversary of the date we commenced distribution of the Annual Meeting Proxy Statement to shareholders. Any proposal so submitted must comply with the rules and eligibility requirements of the Securities and Exchange Commission.

If you want to nominate a director or make a proposal for consideration at next year’s annual meeting, other than a proposal submitted for inclusion in our proxy statement as described above, you must comply with the current advance notice provisions and other requirements set forth in our Bylaws. Under our Bylaws, a shareholder may nominate a director or submit a proposal for consideration at an annual meeting by giving timely notice to Acorda Therapeutics. To be timely, that notice must contain information specified in our Bylaws and be received by us at our principal executive office at 420 Saw Mill River Road, Ardsley, NY 10502, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a shareholder’s notice must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made. Therefore, we must receive your nomination or proposal no sooner than February 15, 2021 and no later than March 17, 2021, unless the date of the 2021 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2020 Annual Meeting.

Our Bylaws provide certain procedures that a shareholder must follow to nominate persons for election to our Board or to introduce an item of business at an annual meeting of stockholders. A shareholder nominating a director candidate or introducing an item of business must be a shareholder of record on the date of the giving of the nomination or item of business and on the record date for the determination of shareholders entitled to vote at the relevant meeting. Additionally, notice of a director nomination or item of business must include the content required by Sections 1.10(b) and 1.11(b), respectively, of our Bylaws.

We will have discretionary authority to vote on any shareholder proposals presented at our 2021 Annual Meeting of Stockholders that do not comply with the notice and other requirements as described above.

The chairman of our annual meetings has the power to determine whether a nomination or other business is properly brought before an annual meeting. The chairman of such meetings may refuse to allow the nomination of any person or the transaction of any business not in compliance with the requirements described above.

Annual Report

We filed our Annual Report on Form 10-K with the SEC on February 28, 2020. Shareholders may obtain a copy of our Annual Report on Form 10-K, including the financial statements, without charge, by writing to our communications department at our principal executive office located at 420 Saw Mill River Road, Ardsley, New York 10502. Our Annual Report on Form 10-K and the other filings that we make with the SEC can also be accessed on our website at www.acorda.com. We will also furnish any exhibit to our Annual Report on Form 10-K, if specifically requested.

Please submit your proxy whether or not you plan to attend the Special Meeting.

By the Order of the Board of Directors,

Andrew Mayer Deputy General Counsel and Corporate Secretary

APPENDIX A

FORM OF CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACORDA THERAPEUTICS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Acorda Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation on June 25, 2020 pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on February 15, 2006 (the “Certificate of Incorporation”) and declaring said amendment to be advisable. On July 31, 2020, the stockholders of the Corporation duly approved said proposed amendment at the Corporation’s Special Meeting of Stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That the first sentence of Article FOURTH of the Certificate of Incorporation, be and hereby is deleted in its entirety and the following sentence is inserted in lieu thereof:

“The Corporation shall have the authority to issue a total of 390,000,000 shares, divided into classes of (i) 370,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and (ii) 20,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).”

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by a duly authorized officer of the Corporation this [     ] day of [          ], 2020.

ACORDA THERAPEUTICS, INC.

By:

Name:

Title:

APPENDIX B

FORM OF CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACORDA THERAPEUTICS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Acorda Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation on June 25, 2020 pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on February 15, 2006 (the “Certificate of Incorporation”) and declaring said amendment to be advisable. On July 31, 2020, the stockholders of the Corporation duly approved said proposed amendment at the Corporation’s Special Meeting of Stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That the first sentence of Article FOURTH of the Certificate of Incorporation, be and hereby is deleted in its entirety and the following paragraphs are inserted in lieu thereof:

“The Corporation shall have the authority to issue a total of [the then-current amount, divided by any whole number between two and 20] shares, divided into classes of (i) [the then-current amount, divided by any whole number between two and 20] shares of Common Stock, $0.001 par value per share (the “Common Stock”), and (ii) 20,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

Pursuant to the DGCL, upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment, each [any whole number between two and 20] shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive the number of shares rounded up to the next whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (each, an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. As soon as practicable following the Effective Time, the Corporation will notify its stockholders holding shares of Common Stock in certificated form to transmit their Old Certificates to the transfer agent, and the Corporation will cause the transfer agent to issue new certificates representing the appropriate number of whole shares of Common Stock following the Reverse Stock Split for every one share of Common Stock transmitted and held of record as of the Effective Time.”

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by a duly authorized officer of the Corporation this [     ] day of [          ], 20[  ].

ACORDA THERAPEUTICS, INC.

By:

Name:

Title:

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ACORDA THERAPEUTICS, INC. 420 SAW MILL RIVER RD. ARDSLEY, NY 10502 D20109-S04512 ACORDA THERAPEUTICS, INC. The Board of Directors recommends you vote FOR Proposals 1, 2 and 3. For Against Abstain ! ! ! 1. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 to 370,000,000. ! ! ! 2. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock by a ratio of any whole number in the range of 1-for-2 to 1-for-20, and a corresponding reduction in the number of authorized shares of its common stock, with such ratio to be determined in the discretion of the Company’s Board of Directors and at such time and date, if at all, as determined by the Company’s Board of Directors within one year after the conclusion of the Special Meeting. ! ! ! 3. To approve one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve either of Proposal 1 or 2 at the time of the Special Meeting or in the absence of a quorum. ! ! ! ! Please indicate if you plan to attend this meeting. Please indicate if you would like to keep your vote confidential under the current policy Yes No Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Notice & Proxy Statement is available at www.proxyvote.com. D20110-S04512 ACORDA THERAPEUTICS, INC. SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS July 31, 2020 The undersigned stockholder of Acorda Therapeutics, Inc. (the "Company") hereby constitutes and appoints Ron Cohen and Andrew Mayer their true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all shares of the Company that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at Acorda Therapeutics, Inc., 420 Saw Mill River Road, Ardsley, NY 10502 at 9:00 a.m., Eastern Time, on July 31, 2020 or at any postponement or adjournment thereof, on any and all of the proposals contained in the Notice of Special Meeting of Stockholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement oradjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side